[AMERICAN ELECTROMEDICS CORPORATION LOGO]



FOR IMMEDIATE RELEASE
---------------------

CONTACT:  Michael T. Pieniazek,         Jeffery Lamberson or Richard Carpenter
          President                     American Financial Communications
          American Electromedics Corp.  (415) 380-3880
          (603) 880-6300

       AMERICAN ELECTROMEDICS CORP. ANNOUNCES REDEMPTION/CONVERSION OF ALL
                SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK


AMHERST, NEW HAMPSHIRE, November 30, 1999...AMERICAN ELECTROMEDICS CORP. (OTCBB:AMER) announced today that it has closed on agreements with the holders of its Series A and Series B Convertible Preferred Stock ("Preferred Stock"), whereby all outstanding shares of Preferred Stock, plus accrued dividends, were either converted into AMER common stock or redeemed. As a result of the elimination of the Preferred Stock, AMER paid $2,010,000 in cash, and issued 2,597,312 shares of common stock along with a note for $1,050,000.

In order to fund the elimination of the Preferred Stock, AMER entered into an agreement with a director of the company, whereby it sold 800,000 shares of common stock, a warrant to purchase 300,000 shares of common stock at an exercise price of $2.00 per share and a 5% interest in its subsidiary, Rosch GmbH Medizintechnik ("Rosch GmbH"), for an aggregate of $2,000,000.

Michael Pieniazek, President, stated, "We are extremely pleased to be able to terminate the outstanding Preferred Stock, which had a discount from market price conversion feature, as we believe this had a negative impact on the common stock. In the past, a shortage of capital has, at times, slowed our development activities. We believe this redemption and canceling of all our Preferred Stock will clear the way for us to raise additional working capital sufficient to develop automated production systems for the INJEX(TM) System. The automated systems will allow us to serve a larger market, reduce costs, and work towards improved financial condition and profitability."

Rosch GmbH, a partially-owned subsidiary based in Berlin, Germany, and Equidyne Systems, Inc., a wholly-owned subsidiary based in San Diego, CA, are focused on becoming leaders in needle-free drug delivery systems for subcutaneous and intramuscular injections, with Rosch GmbH being responsible for the European market, and Equidyne being responsible for the U.S., Canada, South America and Asia markets. The INJEX(TM) Needle-Free Injector is a spring actuated system that propels a drug, with little or no pain, through the skin in a fraction of a second. INJEX(TM) administered drugs have very effective absorption rates compared to hypodermic needle injections. The System is user friendly, economical and eliminates needle stick and disposal problems.


THE STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS THAT MAY INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS CONTAINED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE EFFECT OF LOSSES AND OTHER FACTORS ON THE COMPANY'S CREDIT FACILITIES, BUSINESS AND RESULTS OF OPERATIONS; THE COMPANY'S LIMITED CAPITAL RESOURCES AND ITS ABILITY TO FULFILL ITS EXISTING OBLIGATIONS AND ONGOING CAPITAL NEEDS; RISKS ASSOCIATED WITH EXCESS OR OBSOLETE INVENTORY; THE POTENTIAL IMPAIRMENT OF ASSETS; THE COMPANY'S DEPENDENCE ON KEY CUSTOMERS AND THEIR FINANCIAL VIABILITY; THE IMPACT OF COMPETITION; AND THE COMPANY'S ABILITIES TO EFFECTIVELY MANAGE GROWTH. THESE AND OTHER RISK FACTORS ARE DISCUSSED IN THE COMPANY'S FILINGS ON FORMS 8-K, 10-QSB AND 10-KSB.

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